Exhibit 10.1

Walker Truesdell Roth & Associates

April 16, 2020

Mr. Ricardo Rodriguez

SMTA Liquidating Trust

2727 North Harwood Street

Suite 300

Dallas, TX 75201

Dear Ricardo:

It was a pleasure to meet with you and the Trustees of SMTA Liquidating Trust (“the Company”) during our Zoom meeting Tuesday.

Walker, Truesdell, Roth & Associates, Inc. (“WTR”) will assist the Company in the liquidation of its assets and by performing services as its manager under the overall direction and supervision of the Trustees.

Our scope of services include:

1.	Status update and transition:

a.	obtain the books and records including bank statements of the Company and transition the maintenance of those books and records to WTR;

b.

obtain a detailed schedule of outstanding invoices, expenses, rent schedules, accounts payable, settlement agreements, and other documents to enable WTR to transition the responsibility of those duties

c.	obtain copies of contracts, letters of intent, leases, insurance policies

d.	obtain a detailed and complete list, including contact information of current third-party vendors and copies of their contracts (including third party vendors terminated in the past 60 days)

e.	obtain a contact list of all third-party professionals that have worked with the Company in the past year and make introductions to them

f.	obtain copies of prior tax returns for the REIT and its subsidiaries and current tax returns when they are prepared

g.	reach out to third party service providers to get status reports of tasks they are responsible for

h.	obtain access to data room and make introductions to CBRE

2.	Assume the accounting and bookkeeping of the Company once books and records are transitioned

P.O. Box 107 East Hampton, NY 11937 (212) 687-1811

Walker Truesdell Roth & Associates

3.

Track income (rents) and expenses including all property level expenses to ensure that invoices are paid, and ensure that the properties are being properly maintained, including insurance coverage and tax payments

4.	Coordinate with CBRE, attorneys and other third parties with respect to the sale of the 9 properties

5.	Coordinate with Ballard Spahr regarding the bankruptcy of the Children’s Learning Adventure

6.

Coordinate with KPMG and other third parties to track the filing of the 2019 tax returns and filing of the refund request for the tax withheld as part of the sale of properties to HPT and the dissolution of entities once the final tax returns have been prepared

7.	Interview tax professionals to prepare Grantor Trust tax returns and Grantor Trust Statements for 2020 returns

8.	Contact AST to obtain a list of shareholders and determine the status of 2019 distributions

9.	Hold regular meetings with the Trustees to bring them up to date regarding income and expenses of the Company, status of sales of properties, and other issues

10.	Perform or manage all other tasks reasonably necessary for the liquidation of the Company and its subsidiaries in coordination with the trustees

WTR has agreed to a fixed fee for the above services as follows:

$25,000 per month for the first three months

$20,000 per month thereafter

In the event that the Trustees request that WTR provide litigation support, support for federal, state or local tax audits or responses to requests from federal or municipal authorities, the Trustees and WTR will discuss in good faith additional fees that may be payable to WTR to provide such services.

Travel time and reasonable out of pocket expenses would be in addition to the fixed fees noted above. Travel time would be billed at half our standard rates, which are as follows:

Sharon Roth	$550 an hour
Diane Rosenshein	$300 an hour

WTR may request an adjustment to the monthly fixed fee schedule any time after three months based upon the then expected or actual workload, which would be subject to review and approval of the Trustees in their discretion.

P.O. Box 107 East Hampton, NY 11937 (212) 687-1811

Walker Truesdell Roth & Associates

Invoices will be sent via email and are due by direct deposit within ten days of receipt.

This agreement may be terminated by either party with 30 days written notice.

WTR’s maximum liability arising for any reason relating to the services rendered under this letter shall be limited to the fees paid for these services. In the event of a claim by a third party relating to services under this letter, you will indemnify WTR for all such claims, liabilities, costs and expenses, except to the extent determined by law to have resulted from fraud or intentional or deliberate misconduct of WTR.

If the foregoing fairly sets forth your understanding of the services to be provided and the fees, please sign the enclosed copy of this letter in the space indicated and return it to our office via email.

I want to express my appreciation for this opportunity and I look forward to working with you.

Very truly yours,

/s/ Sharon Roth
Sharon Roth
Walker, Truesdell, Roth & Associates, Inc. President

Accepted By:	/s/ Thomas J. Sullivan	Date: 4/16/20
SMTA Liquidating Trust